Exhibit 10.26

2025 PEPSICO LONG-TERM INCENTIVE AWARD

SPECIAL RESTRICTED STOCK UNITS
TERMS AND CONDITIONS
These Terms and Conditions (including the country-specific terms set forth in the attached Addendum), along with the 2025 PepsiCo Long-Term Incentive Special Restricted Stock Units Award Summary provided to the Participant (the “Award Summary”), and signed by Stephen T. Schmitt, the individual named on the Award Summary, (the “Participant”), shall together constitute an agreement (this “Agreement”) effective as of the “grant date” indicated on the Award Summary (the “Grant Date”), by and between PepsiCo, Inc., a North Carolina corporation having its principal office at 700 Anderson Hill Road, Purchase, New York 10577 (“PepsiCo,” and with its divisions and direct and indirect subsidiaries, the “Company”), and the Participant.
W I T N E S S E T H:
WHEREAS, the Board of Directors and shareholders of PepsiCo have approved the PepsiCo, Inc. Long-Term Incentive Plan (the “Plan”), for the purposes and subject to the provisions set forth in the Plan; and
WHEREAS, pursuant to the authority granted to it in the Plan, the Compensation Committee of the Board of Directors of PepsiCo (the “Committee”) or its delegate authorized, on or prior to the Grant Date, the grant to the Participant of the PepsiCo restricted stock units (“RSUs”) on the Grant Date and in the amounts set forth on the Award Summary; and
WHEREAS, awards granted under the Plan are to be evidenced by an Agreement in such form and containing such terms and conditions as the Committee shall determine.

NOW, THEREFORE, it is mutually agreed as follows:

A. Terms and Conditions Applicable to RSUs. These terms and conditions shall apply with respect to the RSUs, if any, granted to the Participant as indicated on the Award Summary.

1. Grant. In consideration of the Participant remaining in the employ of the Company and agreeing to be bound by the covenants of Paragraph B, PepsiCo hereby grants to the Participant, on the terms and conditions set forth herein, the number of RSUs as indicated on the Award Summary (the “RSUs”).

2. Vesting. Subject to the terms and conditions set forth herein, 50% of the number of RSUs specified on the Award Summary shall become vested on each of the first and second anniversaries of the Grant Date (each such date, an “RSU Vesting Date”) and such vested RSUs shall be paid as soon as practicable after that date. Subject to Paragraphs A.4(b) and (c) below, RSUs may vest only while the Participant is actively employed by the Company.

3. Payment. RSUs that vest and become payable shall be settled in shares of PepsiCo Common Stock with the Participant receiving one share of PepsiCo Common Stock for each vested RSU. No fractional shares shall be delivered under this Agreement, and so any fractional share that may be payable shall be rounded to the nearest whole share. Any amount that the Company may be required to withhold upon the settlement of RSUs and/or the payment of dividend equivalents (see Paragraph A.5 below) in respect of applicable foreign, federal (including FICA), state and local taxes, must be paid in full at the time of the issuance of shares or payment of cash. Unless the Participant makes other arrangements to satisfy this withholding obligation in accordance with procedures approved by the Company in its discretion, the Company shall withhold shares to satisfy the required withholding obligation related to the settlement of RSUs. In the event the Participant is subject to Section 16 of the Securities Exchange Act of 1934 at the time of payment, payment tax withholding shall be accomplished by net share settlement with the Company in accordance with procedures approved by the Company in its discretion.

4. Effect of Termination of Employment, Death and Total Disability.

(a) Termination of Employment. RSUs may vest and become payable only while the Participant is actively employed by the Company. Thus, vesting ceases upon the termination of the Participant’s active employment with the Company. Subject to subparagraphs 4(b) and (c), all unvested RSUs shall automatically be forfeited and cancelled upon the date that the Participant’s active employment with the Company terminates. An authorized severance leave of absence will not be treated as active employment, and, as a result, the vesting of RSUs will not be extended by any such period.

(b)  Termination without Cause or Death or Total Disability. If the Participant’s employment with the Company terminates as a result of (i) an involuntary termination by the Company without Cause or (ii) by reason of the Participant’s death or Total Disability, then any unvested RSUs shall become fully vested on the Participant’s last day of active employment with the Company (which, for purposes of Total Disability, means the effective date of Total Disability) and will be paid as soon as practicable after that date, net of any RSUs previously paid out.

(c) Transfers to a Related Entity. In the event the Participant transfers to a Related Entity and such transfer is arranged and approved by PepsiCo, the RSUs shall continue to vest (and their time of payment shall be determined) after such transfer by treating the Participant’s employment with the Related Entity as employment with the Company for purposes of this Agreement.
(d) Other Termination. For purposes of clarity of subparagraph 4(a) above, in the event that, prior to the vesting of the RSUs, the Participant ceases active employment with the Company for any reason not specified in subparagraphs 4(b) or 4(c) above (such as the Participant’s resignation or retirement), then all unvested RSUs shall automatically be forfeited and cancelled upon the date that the Participant’s active employment with the Company terminates.

5. Dividend Equivalents. During the period commencing on the Grant Date and ending on each RSU Vesting Date, the Participant shall accumulate dividend equivalents with respect to the RSUs, which dividend equivalents shall be paid in cash (without interest) to the Participant only if and when the applicable RSUs vest and become payable. Dividend equivalents shall equal the dividends actually paid with respect to PepsiCo Common Stock during the RSU vesting period while (and to the extent) the RSUs remain outstanding and unpaid. Upon the forfeiture of RSUs, any accumulated dividend equivalents attributable to such RSUs shall also be forfeited.

6. No Rights as Shareholder. The Participant shall have no rights as a holder of PepsiCo Common Stock with respect to the RSUs granted hereunder unless and until such RSUs have been settled in shares of PepsiCo Common Stock that have been registered in the Participant’s name as owner.

B. Prohibited Conduct. In consideration of the Company disclosing and providing access to Confidential Information, as more fully described in Paragraph B.2 below, after the date hereof, the grant by the Company of the RSUs, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Participant and the Company, intending to be legally bound, hereby agree as follows.

 1. Non-Competition and Non-Solicitation. To the extent permissible by applicable laws and rules, the Participant hereby covenants and agrees that at all times during his or her employment with the Company and for a period of twelve months after the termination of the Participant’s employment with the Company for any reason whatsoever (including a termination due to the Participant’s retirement), he or she will not, without the prior written consent of PepsiCo’s chief people officer or chief legal officer, directly or indirectly, either as an employee, consultant, contractor, investor, agent or in any other capacity, engage in any activities prohibited in the following Paragraphs B.1(a) through (c):

(a) Render the same or similar services as the services the Participant provided for the Company (collectively “Competitive Services”) to or for any person or business entity that sells, distributes, manufactures or develops Covered Products (as defined below) (a “Competitor”) anywhere in the United States or in any other country where a Competitor competes with a Company business for which the Participant provided material services or assistance;

(b) Recruit, hire, solicit or induce, or attempt to recruit, hire, solicit or induce, any Covered Employee (as defined below) or contractor of the Company to terminate their employment with or otherwise cease or reduce their relationship with the Company; or

(c) Knowingly engage in any conduct on behalf of another business that is intended to cause or could foreseeably cause Covered Customers or Covered Suppliers (as defined below) to cease or reduce doing business with the Company.

Notwithstanding anything in this Paragraph B.1, the Participant shall not be considered to be in violation of Paragraph B.1(a) solely by reason of owning, directly or indirectly, up to five percent (5%) in the aggregate of any class of securities of any publicly traded corporation engaged in the prohibited activities described in Paragraph B.1(a).

Notwithstanding anything in this Paragraph B.1, nothing in this Agreement bars the Participant from engaging in Protected Activity (as defined below).

The Company advises the Participant to consult with an attorney regarding the provisions in this Paragraph B.1 before accepting this Agreement. Participant agrees and acknowledges that Participant has been given at least fourteen (14) days in which to consider these restrictions before entering into this Agreement. Part of the consideration described in the Award Summary and provided under this Agreement is in exchange for the Participant’s promises in this Paragraph B.1, Non-Competition and Non-Solicitation.

2. Non-Disclosure. In order to assist the Participant with his or her duties, the Company shall continue to provide the Participant with access to Confidential Information and proprietary operational information that is either information not known by actual or potential competitors, customers and third parties of the Company or is proprietary information of the Company. “Confidential Information” consists of information and compilations of information, in any form (tangible or intangible), related to the Company’s business and of value to it that the Participant first gained knowledge of or access to as a consequence of the Participant’s employment with the Company if the Company has not made it public or authorized public disclosure of it and it is not readily available through lawful and proper means to the public or others in the industry who have no obligation to keep it confidential. Confidential Information includes, but is not limited to, technical or non-technical data, a formula (including cost and/or pricing formula), pattern (including pricing and discount history), compilation, program, device, method (including cost and/or pricing methods, marketing programs and operating methods), technique, drawing, process, financial data, or list of actual or potential customers or suppliers. The Participant agrees that, pursuant to Paragraph B.3 below, the Participant will retain no copies or records of Confidential Information after the Participant’s employment with the Company ends. The Participant acknowledges that during the course of the Participant’s relationship with the Company, the Participant has learned and will continue to learn important Confidential Information related to the Company’s business. The Participant also acknowledges that such Confidential Information is not generally available to the public and includes, but is not limited to, information about the Company’s customers (e.g., names, contacts, requirements, nature of accounts, terms, rates and prices, and costs), operations (e.g., production, marketing and distribution processes, techniques, methods and plans), and finances and business (e.g., information regarding ownership; information regarding personnel entrusted to the Participant in confidence as part of the Participant’s job duties; sources, availability and cost of supplies and materials; financial data relating to projected and historical sales, income, expenses, profits and general financial standing). The Participant agrees that such Confidential Information remains confidential even if committed to the Participant’s memory.  The Participant agrees, during the term of his or her employment and at all times thereafter, not to use, divulge, or furnish or make accessible to any third party, company, corporation or other organization (including but not limited to, customers or competitors of the Company), without the Company’s prior written consent, any Confidential Information of the Company, except as necessary in his or her position with the Company or as permitted below with respect to Protected Activity (as defined below). The Participant understands and agrees that “Confidential Information” protected in this Agreement is hereby amended to exclude information protected as Protected Activity (as defined below).

Notwithstanding the foregoing, nothing in this Agreement, the Plan, any other Award made under the Plan or in any other confidentiality provision to which the Participant may be subject as a result of the Participant’s employment with the Company shall: (1) limit the Participant’s rights to make truthful statements or disclosures about any facts and circumstances related to any claim or allegation of unlawful discrimination by the Company and, for Participants located in California, shall not prevent such California Participant from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Participant has reason to believe is unlawful or violates public policy; (2) bar the Participant from giving testimony pursuant to a compulsory legal process or as otherwise required by law; or (3) prohibit the Participant from, without notice to the Company, filing a complaint or charge with a government authority, recognized self-regulatory organization or law enforcement agency (including, but not limited to, the Equal Employment Opportunity Commission and the Securities and Exchange Commission), communicating with a government authority, recognized self-regulatory organization or law enforcement agency, providing information to a government authority, recognized self-regulatory organization or law enforcement agency, participating in government authority, recognized self-regulatory organization or law enforcement agency investigations, or testifying in government authority, recognized self-regulatory organization or law enforcement agency proceedings concerning any possible legal violations or from receiving a monetary award for information provided to a government agency (collectively, “Protected Activity”).  The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by the privilege. Further, notwithstanding any confidentiality provision to which the Participant may be subject, the Participant is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

3. Return of Confidential Information and Company Property. The Participant further represents that whenever the Participant’s employment with the Company ends for any reason, Participant will return to the Company any Company property in Participant’s possession, including Company information, however stored (i.e., hard-copy documentation or electronically stored information on whatever media or in whatever format) and tangible equipment. This includes but is not limited to Confidential Information (as defined in Paragraph B.2 above), other information regarding the Company’s business plans, programs, processes, methods or decisions, as well as credit cards, keys, identification cards, cellular phones, pagers, iPhones, iPads, fax or computer equipment, etc. Any credit cards issued to Participant by the Company will be discontinued as of Participant’s last day of active employment. To the extent Participant has any such Company property (including Confidential Information) stored on any personal digital assistant, personal computer, personal email or cloud accounts, or any other storage device, Participant agrees to promptly provide a copy of all such property and information to the Company upon the termination of Participant’s active employment and to permanently delete all such property and information from such personal devices and accounts unless directed otherwise by the Company.

4. Misconduct. During the term of his employment with the Company, the Participant shall not engage in any of the acts as set forth in the definition of Cause in Paragraph C.3(a) below ; provided, however that nothing in this paragraph is intended to bar the Participant from engaging in Protected Activity.

 5. Reasonableness of Provisions. The Participant agrees that: (a) the terms and provisions of this Agreement are reasonable and constitute an otherwise enforceable agreement to which the terms and provisions of this Paragraph B are ancillary or a part of; (b) the consideration provided by the Company under this Agreement is not illusory; (c) the restrictions contained in this Paragraph B are necessary and reasonable for the protection of the legitimate business interests and goodwill of the Company; and (d) the consideration given by the Company under this Agreement, including, without limitation, the provision by the Company of Confidential Information to the Participant, gives rise to the Company’s interest in the covenants set forth in this Paragraph B.

6. Repayment and Forfeiture. The Participant specifically recognizes and affirms that each of the covenants contained in Paragraphs B.1 through B.4 of this Agreement is a material and important term of this Agreement that has induced the Company to provide for the award of the RSUs granted hereunder, the disclosure of Confidential Information referenced herein, and the other promises made by the Company herein.  The Participant further agrees that in the event that (i) the Company determines that the Participant has breached any term of Paragraphs B.1 through B.4 or (ii) all or any part of Paragraph B is held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between the Participant and the Company, in addition to any other remedies at law or in equity the Company may have available to it, the Company may in its sole discretion:

(a) cancel any unpaid RSUs granted hereunder; and/or

(b) require the Participant to pay to the Company the value (determined as of the date paid) of any RSUs granted hereunder that have been paid out.

In addition to the provisions of this Paragraph B.6, the Participant agrees that he or she will be bound by the terms of the Company’s Compensation Recovery Policy for Covered

Executives (or any successor policy), as applicable, and any Company compensation clawback policy applicable to the Participant that the Company may adopt from time to time.

7. Equitable Relief. In the event the Company determines that the Participant has breached or attempted or threatened to breach any term of Paragraph B, in addition to any other remedies at law or in equity the Company may have available to it, it is agreed that the Company shall be entitled, upon application to any court of proper jurisdiction, to a temporary restraining order or preliminary injunction (without the necessity of (a) proving irreparable harm, (b) establishing that monetary damages are inadequate or (c) posting any bond with respect thereto) against the Participant prohibiting such breach or attempted or threatened breach by proving only the existence of such breach or attempted or threatened breach.
8. Extension of Restrictive Period. The Participant agrees that the period during which the covenants contained in this Paragraph B shall be effective shall be computed by excluding from such computation any time during which the Participant is in violation of any provision of Paragraph B.
9. Acknowledgments. The Company and the Participant agree that it was their intent to enter into a valid and enforceable agreement. The Participant and the Company thereby acknowledge, to the extent permissible by applicable laws and rules, the reasonableness of the restrictions set forth in Paragraph B, including the reasonableness of the geographic area, duration as to time and scope of activity restrained. To the extent permissible by applicable laws and rules, the Participant further acknowledges that his or her skills are such that he or she can be gainfully employed in noncompetitive employment and that the agreement not to compete will not prevent him or her from earning a living.  The Participant agrees that if any covenant contained in Paragraph B of this Agreement is found by a court of competent jurisdiction to contain limitations as to time, geographical area, or scope of activity that are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interest of the Company, then the court shall reform the covenant to the extent necessary to cause the limitations contained in the covenant as to time, geographical area, and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and other business interests of the Company and to enforce the covenants as reformed.
10. Provisions Independent. The covenants on the part of the Participant in this Paragraph B shall be construed as an agreement independent of any other agreement, including any employee benefit agreement, and independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Participant against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.
11. Notification of Subsequent Employer. The Participant agrees that the Company may notify any person or entity employing the Participant or evidencing an intention of employing the Participant of the existence and provisions of this Agreement.

12. Transfers to a Related Entity. In the event the Participant transfers to a Related Entity as a result of actions by PepsiCo, any reference to “Company” in this Paragraph B shall be deemed to refer to such Related Entity in addition to the Company.
C. Additional Terms and Conditions.
1. Adjustment for Change in PepsiCo Common Stock. In the event of any change in the outstanding shares of PepsiCo Common Stock by reason of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination or exchange of shares, spin-off or other similar corporate change, the number and type of shares to which the RSUs held by the Participant relate shall be adjusted, as may be, and to such extent (if any), determined to be appropriate and equitable by the Committee.

2. Nontransferability. Unless the Committee specifically determines otherwise: (a) the RSUs are personal to the Participant, and (b) the RSUs shall not be transferable or assignable, other than in the case of the Participant’s death by will or the laws of descent and distribution, and any such purported transfer or assignment shall be null and void.

3. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
(a) “Cause” means the occurrence of any of the following acts provided they are determined in good faith and with commercial reasonableness to be materially adverse to the Company’s best interests after consideration of all the relevant facts and the totality of the circumstances: (i) knowingly breaching any contract; provided, however that if such breach is reasonably capable of being cured, the Company shall first provide written notification of the occurrence of the breach to the Participant sufficiently detailing such breach and the Participant shall have a reasonable period of time not to exceed fifteen (15) days after the Participant’s actual receipt of such notice to cure such breach to the reasonable, good faith satisfaction of the Company; (ii) violating any obligation to the Company, including the Company’s Code of Conduct, Insider Trading Policy or any other written policies of the Company which have been provided to the Participant prior to the commission of such violation; (iii) unlawfully trading in the securities of PepsiCo or of any other company based on information gained as a result of the Participant’s employment with the Company; (iv) committing acts involving gross misconduct in the performance of employment duties, dishonesty, fraud, illegality, or moral turpitude, or that cause or contribute to the need for an accounting adjustment to PepsiCo’s financial results; or (v) knowingly engaging in gross misconduct that is detrimental to or reflects unfavorably upon the Company or its brands, services, or products; provided, however that nothing in this paragraph is intended to bar the Participant from engaging in Protected Activity (as defined in Paragraph B.2 above).

(b) “Covered Customer” are those the Participant engaged with, supervised dealings with, or obtained or had access to Confidential Information about during the Look Back Period. If New York law controls, a Covered Customer will not include a customer of Company that was a pre-existing customer of the Participant that became a customer of the Company solely as a result of the Participant’s contact and business development efforts with the customer prior to and independent from the Participant’s employment with the Company.

(c) “Covered Employees” are those Company employees the Participant supervised, worked with, gained knowledge of, or obtained or had access to Confidential Information about during the Look Back Period.

(d) “Covered Products” are the types of products, with respect to which the Participant provided services for the Company or about which the Participant obtained or had access to Confidential Information during the Look Back Period, and that were produced, marketed, sold, licensed or, to the Participant’s knowledge, under development by a business of the Company, including, without limitation, any product that falls into one or more of the following categories: (i) in-home and commercial beverage systems, consumables, carbon dioxide gas refills, and ready-to-drink beverages, including without limitation carbonated soft drinks, tea, water, juices, juice drinks, juice products, sports drinks, energy drinks, alcoholic beverages, and coffee drinks; (ii) dairy products; (iii) snacks, including salty snacks; fruit and vegetable snacks; dips and spreads; sweet snacks; meat snacks; granola, nutrition and cereal bars; and cookies; (iv) hot cereals and ready-to-eat cereals; (v) pancake mixes and pancake syrup; (vi) grain-based food products; (vii) pasta products; or (viii) sports performance nutrition products, including without limitation energy, protein, carbohydrate, nutrition and meal replacement chews, bars, powders, gels, drinks, or drink mixes.

(e) “Covered Suppliers” are those the Participant engaged with, supervised dealings with, or obtained or had access to Confidential Information about during the Look Back Period.

(f) “Fair Market Value” of a share of PepsiCo Common Stock on any date shall mean an amount equal to the average of the high and low market prices at which a share of PepsiCo Common Stock shall have been sold on such date, or the immediately preceding trading day if such date was not a trading day, as reported by Bloomberg, L.P., or any successor thereto or any other financial reporting service selected by PepsiCo in good faith.

(g) “Look Back Period” means the three (3) years prior to the Participant’s termination of employment with the Company.

(h) “Participation” shall be construed broadly to include, without limitation: (i) serving as a director, officer, employee consultant or contractor with respect to such a business entity; (ii) providing input, advice, guidance or suggestions to such a business entity; or (iii) providing a recommendation or testimonial on behalf of such a business entity or one or more products it produces.

(i) “Related Entity” shall mean any entity (i) as to which PepsiCo directly or indirectly owns 20% or more, but less than a majority, of the entity’s voting securities, general partnership interests, or other voting or management rights at the relevant time and (ii) which the Committee or its delegate deems in its sole discretion to be a related entity at the relevant time.

(j) “Total Disability” shall mean being considered totally disabled under the PepsiCo Long-Term Disability Program (as amended and restated from time to time), with such status having resulted in benefit payments from such plan or another Company-sponsored disability plan and 12 months having elapsed during which the Participant was so considered to be disabled from the cause of the current disability. The effective date of a Participant’s Total Disability shall be the first day that all of the foregoing requirements are met.

4. Notices. Any notice to be given to PepsiCo in connection with the terms of this Agreement shall be addressed to PepsiCo at 700 Anderson Hill Road, Purchase, New York 10577, Attention: Senior Vice President, Global Total Rewards, or such other address as PepsiCo may hereafter designate to the Participant. Any such notice shall be deemed to have been duly given when personally delivered, addressed as aforesaid, or when enclosed in a properly sealed envelope or wrapper, addressed as aforesaid, and deposited, postage prepaid, with the federal postal service.

5. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any assignee or successor in interest to PepsiCo, whether by merger, consolidation or the sale of all or substantially all of PepsiCo’s assets. PepsiCo will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of PepsiCo expressly to assume and agree to perform this Agreement in the same manner and to the same extent that PepsiCo would be required to perform it if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Participant or his or her legal representative and any person to whom the RSUs may be transferred by will or the applicable laws of descent and distribution.

6. No Contract of Employment; Agreement’s Survival. This Agreement is not a contract of employment.  This Agreement does not impose on the Company any obligation to retain the Participant in its employ and shall not interfere with the ability of the Company to terminate the Participant’s employment relationship at any time. This Agreement shall survive the termination of the Participant’s employment for any reason. If an entity ceases to be a majority-owned subsidiary of PepsiCo for purposes of Rule 12b-2 of the Securities Exchange Act of 1934 or a Related Entity, such cessation shall, for purposes of this Agreement, be deemed to be a termination of employment with the Company with respect to any Participant employed by such entity, unless the Committee or its delegate determines otherwise in its sole discretion.

7. Registration, Listing and Qualification of Shares of PepsiCo Common Stock. The Committee may require that the Participant make such representations and agreements and furnish such information as the Committee deems appropriate to assure compliance with or exemption from the requirements of any securities exchange, any foreign, federal, state or local law, any governmental regulatory body, or any other applicable legal requirement, and PepsiCo Common Stock shall not be issued unless and until the Participant makes such representations and agreements and furnishes such information as the Committee deems appropriate.

8. Amendment; Waiver. The terms and conditions of this Agreement may be amended in writing by the chief people officer or chief legal officer of PepsiCo (or either of their delegates);

provided, however, that (i) no such amendment shall adversely affect the awards granted hereunder without the Participant’s written consent (except to the extent the Committee reasonably determines that such amendment is necessary or appropriate to comply with applicable law, including the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder pertaining to the deferral of compensation, or the rules and regulations of any stock exchange on which PepsiCo Common Stock is listed or quoted); and (ii) the amendment must be permitted under the Plan. The Company’s failure to insist upon strict compliance with any provision of this Agreement or failure to exercise, or any delay in exercising, any right, power or remedy under this Agreement shall not be deemed to be a waiver of such provision or any such right, power or remedy which the Board (as defined in the Plan), the Committee or the Company has under this Agreement.

9. Severability or Reform by Court. In the event that any provision of this Agreement is deemed by a court to be broader than permitted by applicable law, then such provision shall be reformed (or otherwise revised or narrowed) so that it is enforceable to the fullest extent permitted by applicable law. If any provision of this Agreement shall be declared by a court to be invalid or unenforceable to any extent, the validity or enforceability of the remaining provisions of this Agreement shall not be affected.

10. Plan Terms. The RSUs and the terms and conditions set forth herein are subject in all respects to the terms and conditions of the Plan and any guidelines, policies or regulations which govern administration of the Plan. The Committee reserves its rights to amend or terminate the Plan at any time without the consent of the Participant; provided, however, that RSUs outstanding under the Plan at the time of such action shall not, without the Participant’s written consent, be adversely affected thereby (except to the extent the Committee reasonably determines that such amendment or termination is necessary or appropriate to comply with applicable law, including the provisions of Code Section 409A and the regulations thereunder pertaining to the deferral of compensation, or the rules and regulations of any stock exchange on which PepsiCo Common Stock is listed or quoted). The Committee shall have full power and authority to administer and interpret the Plan and to adopt or establish such rules, regulations, agreements, guidelines, procedures and instruments that are not contrary to the terms of the Plan and that, in its opinion, may be necessary or advisable for the administration and operation of the Plan. All interpretations or determinations of the Committee or its delegate shall be final, binding and conclusive upon the Participant (and his or her legal representatives and any recipient of a transfer of the RSUs permitted by this Agreement) on any question arising hereunder or under the Plan or other guidelines, policies or regulations which govern administration of the Plan.

11. Participant Acknowledgements. By entering into this Agreement, the Participant acknowledges and agrees that:

(a) the RSU grant will be exclusively governed by the terms of the Plan, this Agreement, and any other guidelines, policies or regulations that govern administration of the Plan, including the right reserved by the Company to amend or cancel the Plan at any time without the Company incurring liability to the Participant (except for RSUs already granted under the Plan);

(b) the Participant has been provided a copy of PepsiCo’s Prospectus relating to the Plan and the RSUs (and the shares covered thereby);

(c) the RSUs are not a constituent part of the Participant’s salary and that the Participant is not entitled, under the terms and conditions of his or her employment, or by accepting or being awarded the RSUs pursuant to this Agreement, to require options, restricted stock units, performance stock units or other awards to be granted to him or her in the future under the Plan or any other plan;

 (d) upon payment of RSUs the Participant will arrange for payment to the Company of an estimated amount to cover employee payroll taxes resulting from such payment, which payment shall be made in the manner set forth in this Agreement and/or, to the extent necessary, any balance may be withheld from the Participant’s wages;

(e)  notwithstanding any action taken by the Company, the Participant is ultimately liable for any or all income tax, social insurance, payroll tax, payment on account or other tax-related items ("Tax-Related Items") related to the Participant's participation in the Plan and legally applicable to the Participant. The Participant further acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect to the award, including, but not limited to, the grant, vesting or settlement and exercise of the award, the subsequent sale of PepsiCo Common Stock acquired pursuant to such award and the receipt of any dividends and/or dividend equivalents; and (ii) does not commit to and is under no obligation to structure the terms of any Award to reduce or eliminate Participant's liability for Tax-Related Items or achieve any particular tax result.

(f) benefits received under the Plan will be excluded from the calculation of termination indemnities or other severance payments;

(g) in the event of termination of the Participant’s employment, a severance or notice period to which the Participant may be entitled under local law and which follows the date of termination specified in a notice of termination or other document evidencing the termination of the Participant’s employment will not be treated as active employment for purposes of this Agreement and, as a result, vesting of unvested RSUs will not be extended by any such period;
(h) for purposes of this Agreement, a Participant will be considered actively employed during (i) the first six months of an authorized leave of absence (other than a severance leave) approved by the Company, in its sole discretion, or (ii) other statutory leaves that have requirements in excess of six months;
(i) the Participant will seek all necessary approvals under, make all required notifications under and comply with all laws, rules and regulations applicable to the ownership of stock, including, without limitation, currency and exchange laws, rules and regulations;

(j) this Agreement will be interpreted and applied so that the RSUs, to the extent possible, will not be subject to Code Section 409A based upon Code Section 409A’s exemption for short-

term deferrals. For this purpose and, if necessary, for compliance with Code Section 409A, each tranche of RSUs, which is identified by a separate RSU Vesting Date, shall be considered a separate award, and payment “as soon as practicable” means payment in 30 days or less. To the extent RSUs are subject to Code Section 409A, then payment of the RSUs will be made only upon the occurrence of the first of the following events on which the award is vested: (i) each RSU Vesting Date; (ii) a Change in Control that qualifies under Code Section 409A(a)(2)(A)(v) (a “409A CIC”), and (iii) a termination of employment if it constitutes a Code Section 409A separation from service and if (A) it is an involuntary termination of employment by the Company without Cause, or (B) it occurs within two years after a 409A CIC (and in this case, the six-month delay of Code Section 409A(a)(2)(B)(i) shall apply to “specified employees,” determined under the default rules of Code Section 409A or such other rules as apply generally under the Company’s Section 409A plans). Notwithstanding any other provision of this Agreement, this Agreement will be modified to the extent the Committee reasonably determines is necessary or appropriate for such RSUs to be exempt from Code Section 409A or, if that is not possible, to comply with Code Section 409A;

(k) the non-disclosure provisions set forth in Paragraph B.2. supersede and replace in their entirety the non-disclosure provisions set forth in the Plan as in effect on the date hereof, in any agreement evidencing an Award made under the Plan and in any other Awards made under the Plan; and

(l) the Participant will not receive any benefits under this Agreement if the Participant does not timely accept the Agreement as presented.

12. Right of Set-Off. The Participant agrees, in the event that the Company in its reasonable judgment determines that the Participant owes the Company any amount due to any loan, note, obligation or indebtedness, including but not limited to amounts owed to the Company pursuant to the Company’s tax equalization program or the Company’s policies with respect to travel and business expenses, and if the Participant has not satisfied such obligation(s), then the Company may satisfy such obligation(s) by one or a combination of (i) instructing the plan administrator to withhold and/or sell all or a portion of the shares of PepsiCo Common Stock acquired by the Participant upon settlement of the RSUs (to the extent such RSUs are not subject to Code Section 409A), (ii) deducting all or a portion of other funds due to the Participant from the Company (to the extent such funds are not subject to Code Section 409A), or (iii) to the maximum extent permitted by Code Section 409A, withholding such RSUs, or other funds that are due to the Participant (to the extent Code Section 409A applies in each case).

13. Electronic Delivery and Acceptance. The Participant hereby consents and agrees to electronic delivery of any Plan documents, proxy materials, annual reports and other related documents.  The Participant hereby consents to any and all procedures that the Company has established or may establish for an electronic signature system for delivery and acceptance of Plan documents (including documents relating to any programs adopted under the Plan), and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.  Participant consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan, including any program adopted under the Plan.

14. Data Privacy. Participant hereby acknowledges and consents to the collection, use, processing and/or transfer of Personal Data as defined and described in this Paragraph C.14.  Participant is not obliged to consent, however a failure to provide consent, or the withdrawal of consent at any time, may impact Participant’s ability to participate in the Plan.  The Company and/or Participant’s employer collects and maintains certain personal information about Participant that may include name, home address and telephone number, email address, date of birth, social security number or other government or employer-issued identification number, salary grade, hire data, salary, citizenship, job title, any shares of PepsiCo Common Stock, or details of all options, restricted stock units, performance stock units or any other entitlement to shares of PepsiCo Common Stock awarded, cancelled, purchased, vested, or unvested (collectively “Personal Data”).  The Company and the Participant’s employer will transfer Personal Data internally as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan and the Company and/or the Participant’s employer may further transfer Personal Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area or UK, or elsewhere throughout the world, such as the United States. The Participant hereby authorizes (where required under applicable law) the recipients to receive, possess, use, retain and transfer Personal Data, in electronic or other form, as may be required for the administration of the Plan and/or the subsequent holding of any shares of PepsiCo Common Stock on the Participant’s behalf, to a broker or other third party with whom the Participant may elect to deposit any shares of PepsiCo Common Stock acquired pursuant to the Plan. Third parties retained by the Company may use the Personal Data as authorized by the Company to provide the requested services. Third parties may be located throughout the world, including but not limited to the United States.  Third parties often maintain their own published policies that describe their privacy and security practices. The Company is not responsible for the privacy or security practices of any third parties. Participant may access, review or amend certain Personal Data by contacting the Company and/or the Plan’s service provider. The Participant may, at any time, exercise the Participant's rights provided under applicable personal data protection laws, which may include the right to (i) obtain confirmation as to the existence of Personal Data, (ii) verify the content, origin and accuracy of Personal Data, (iii) request the integration, update, amendment, deletion or blockage (for breach of applicable laws) of Personal Data, (iv) oppose, for legal reasons, the collection, processing or transfer of the Personal Data which is not necessary or required for the implementation, administration and/or operation of the Plan and the Participant's participation in the Plan, and (v) withdraw the Participant's consent to the collection, processing or transfer of Personal Data as provided hereunder (in which case, the stock options, restricted stock units, performance stock units or any other entitlement to shares of PepsiCo Common Stock awarded will become null and void). The Participant may seek to exercise these rights by contacting the Participant's human resources business partner or the Company's People Department, who may direct the matter to the applicable Company privacy official. Finally, the Participant understands that the Company may rely on a different legal basis for the processing and/or transfer of Personal Data in the future and/or request the Participant to provide another data privacy consent. If applicable and upon request of the Company, the Participant agrees to provide an executed acknowledgment or data privacy consent (or any other acknowledgments, agreements or consents) to the Company or the employer that the Company and/or the employer may deem necessary to obtain under the data privacy laws in the Participant's country, either now or in the future. The Participant understands that the Participant will not be able to participate in the Plan if the Participant fails to execute any such acknowledgment or consent requested by the Company and/or the employer.

15. Stock Ownership/Exercise & Hold Guidelines. The Participant agrees as a condition of this grant that, in the event that the Participant is or becomes subject to the Company’s Stock Ownership, Exercise & Hold Guidelines or Share Retention Policy, the Participant shall not sell any shares of PepsiCo Common Stock obtained upon settlement of the RSUs unless such sale complies with the Stock Ownership, Exercise & Hold Guidelines and Share Retention Policy as in effect from time to time.

16. Governing Law. Notwithstanding the provisions of Paragraphs C.10 and C.11, this Agreement shall be governed, construed and enforced in accordance with the laws of the State of New York. Notwithstanding the foregoing, if Participant is a resident of, or primarily works for the Company, in the State of California at the time that Participant enters into this Agreement, then this Agreement shall be governed, construed, and enforced in accordance with the laws of the State of California. Moreover, if Participant is a resident of, or primarily works for the Company, in the State of California at the time that Participant enters into this Agreement, or if the restrictions set forth in Paragraph B.1. are otherwise prohibited by applicable laws or rules, then the restrictions set forth in paragraph B.1 shall not apply to Participant. The restrictions set forth in Paragraphs B.1. otherwise apply to all other Participants, to the extent permissible by applicable laws and rules.

17. Choice of Venue; Attorneys’ Fees. Notwithstanding the provisions of Paragraphs C.10 and C.11, any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against the Participant or the Company only in the courts of the State of New York or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and the Participant and the Company consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. In the event that a Participant or the Company brings an action to enforce the terms of the Plan or this Agreement and the Company prevails, the Participant shall pay all costs and expenses incurred by the Company in connection with that action, including reasonable attorneys’ fees, and all further costs and fees, including reasonable attorneys’ fees incurred by the Company in connection with the collection. Notwithstanding the foregoing, if Participant is a resident of, or primarily works for the Company, in the State of California at the time that Participant enters into this Agreement, then any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against the Participant or the Company only in the courts of the State of California or, if they have or can acquire jurisdiction, in the United States District Courts located in the State of California, and the Participant and the Company consent to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waive any objection to venue laid therein.

18. Addendum to Agreement. Notwithstanding any provisions of this Agreement to the contrary, the RSUs shall be subject to such special terms and conditions for the Participant's country of residence (and country of employment, if different), as are set forth in the addendum to this Agreement (the “Addendum”). Further, if the Participant transfers residency and/or employment to another country, any special terms and conditions for such country will apply to the RSUs to the extent the Committee or its duly authorized delegate determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules or regulations or to facilitate the operation and administration of the RSUs and the Plan (or the Committee or its duly authorized delegate may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant's transfer). In all circumstances, the Addendum shall constitute part of this Agreement.

19. Entire Agreement. This Agreement contains all the understanding and agreements between the Participant and the Company regarding the subject matter hereof.

PepsiCo, Inc.

/s/ Anna Xanthos
Anna Xanthos
Senior Vice President, Global Total Rewards

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